Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated April 17, 2013 relating to the consolidated financial statements of LightInTheBox Holding Co., Ltd. and its subsidiaries, variable interest entities and variable interest entity’s subsidiaries and the financial statement schedule of LightInTheBox Holding Co., Ltd. for the years ended December 31, 2010, 2011 and 2012, appearing in the Prospectus, which is part of the Registration Statement.

We also consent to the reference to us under the headings “Summary Consolidated Financial Data”, “Selected Consolidated Financial Data” and “Experts” in this Prospectus.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

May 31, 2013